EXHIBIT 10 (C)


                            COMMUTATION AGREEMENT

 AGREEMENT effective April 30, 2000 by and between Vesta Fire Insurance Corporation, an Alabama Company ("Vesta") and American Hallmark Insurance Company of Texas, a Texas Company (the "Reinsured").

 WHEREAS, the parties hereto have entered into the Automobile Quota Share Reinsurance Treaty, effective January 1, 1991 and terminated March 1, 1992 and the Quota Share Retrocession Agreement, effective March 1, 1992 and terminated July 1, 1996, under which Vesta (known as Liberty National Fire Insurance Company prior to March 1, 1994) has reinsured certain liabilities of the Reinsured (the "reinsurance contracts"); and

 WHEREAS, the parties hereto now wish to fully and finally determine and settle all liabilities and obligations of the parties under the reinsurance contracts.

 NOW, THEREFORE, in consideration of the covenants set forth herein and the payments to be made hereunder, the parties agree as follows:


 ARTICLE I - PAYMENT

 In consideration of the release given by the Reinsured in Article II below, Vesta hereby (1) agrees to pay to the Reinsured within 10 business days after execution of this document the sum of $506,931.76 and (2) releases and discharges the Reinsured for any unpaid premiums due Vesta by the Reinsured under the reinsurance contracts.


 ARTICLE II - RELEASE

 In consideration of the payment and release described in Article I above, the Reinsured on behalf of itself, its agents, successors and assigns, hereby releases and forever discharges Vesta, its successors and assigns, from any and all liabilities and obligations arising under or related to the reinsurance contracts, whether known or unknown, reported or unreported, and whether currently existing or arising in the future, including but not limited to all claims, debts, demands, causes of action, duties, sums of money, covenants, contracts, controversies, agreements, promises, doings, omissions, damages, judgments, costs, expenses and losses whatsoever. The Reinsured acknowledges the payment described in Article I above as a complete accord, satisfaction, settlement and commutation of all Vesta's liabilities and obligations under the reinsurance contracts, including any claims for commission or brokerage, and does hereby agree to indemnify and hold harmless Vesta, its successors and assigns, from and against any and all liability, costs, damages or expenses, including attorney's fees, incurred in connection with any and all actual or threatened claims, actions or proceedings against Vesta or the Reinsured, or either of their successors or assigns, arising out of or relating to the reinsurance contracts.

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 ARTICLE III - GENERAL

 A. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

 B. This Agreement shall constitute the entire agreement between the parties hereto related to the subject matter hereof and may not be modified or amended, except by a written agreement executed by each of the parties.

 C. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

 D. In the event that is Agreement is determined to be null and void, in whole or in part, the parties agree that (1) the Reinsured will return the full amount of the payment described in Article I above and (2) Vesta will reassume its liabilities under the reinsurance contracts.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers.

                          VESTA FIRE INSURANCE CORPORATION

                          By:  _______________________________________

                          Title:  _____________________________________



                          AMERICAN HALLMARK INSURANCE
                          COMPANY OF TEXAS

                          By:  _______________________________________

                          Title:  _____________________________________